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EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-100301) and related Prospectus of Cygnus, Inc. for the registration of shares of its common stock for the maximum aggregate offering price of $33,623,813 and to the incorporation by reference therein of our report dated February 1, 2002, except for Note 14 as to which the date is February 28, 2002, with respect to the consolidated financial statements of Cygnus, Inc. included in its Annual Report (Form 10-K, as amended) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

January 17, 2003

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  EXHIBIT 23.1